DUNHAM FUNDS

RULE 12b-1 PLAN

CLASS A SHARES

Appendix A

Funds to be Serviced Under This Plan

Dunham Corporate/Government Bond Fund
Dunham High-Yield Bond Fund
Dunham Real Estate Stock Fund
Dunham Appreciation & Income Fund
Dunham International Stock Fund
Dunham Large Cap Value Fund
Dunham Small Cap Value Fund
Dunham Large Cap Growth Fund
Dunham Emerging Markets Stock Fund
Dunham Small Cap Growth Fund
Dunham Monthly Distribution Fund*
Dunham Loss Averse Equity Income Fund*
Dunham Focused Large Cap Growth Fund*
Dunham Alternative Income Fund *

*This schedule was amended on:

 May 14, 2008 to add Dunham Monthly Distribution Fund;

 March 23, 2010 to add Dunham Loss Averse Growth Fund (now named Dunham Loss Averse Equity Income Fund);

September 20, 2011 to add Dunham Focused Large Cap Growth Fund;

June 19, 2012 to add Dunham Alternative Income Fund.